Exhibit 99.1
FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES ACQUISITION OF
BRUENGER TRUCKING
Cudahy, WI — May 31, 2011 — Roadrunner Transportation Systems, Inc. (NYSE: RRTS), announced today that it has acquired all of the outstanding stock of Bruenger Trucking Company, a provider of truckload services based in Wichita, Kansas, for approximately $10.6 million, plus an earn-out capped at $3 million. Bruenger transports primarily refrigerated product throughout the United States, utilizing a combination of independent contractors and a modern fleet of company-owned equipment. The acquisition was financed with borrowings under Roadrunner’s amended and expanded credit facility.
Mark DiBlasi, President and CEO of Roadrunner, said, “The acquisition of Bruenger broadens our geographic coverage and expands our capacity network. Bruenger’s Midwest presence and East/West traffic will also enable us to more effectively cross-sell our truckload services. In addition, Bruenger brings superior service and safety records to Roadrunner, together with solid, long-term customer relationships. Bruenger’s principal former owner and experienced management team will remain in place and are excited about the growth opportunities we collectively envision.”
Peter Armbruster, CFO of Roadrunner, said, “During calendar year 2010, Bruenger generated approximately $23 million in revenues and approximately $3.5 million of earnings before interest, taxes, depreciation, and amortization. The earn-out portion of the purchase price is fully accrued and is based upon Bruenger’s operations attaining certain growth and performance objectives over the next 3.5 years. The base threshold for any earnout amount to be paid is $2.1 million of annual operating income. We expect the Bruenger acquisition to be accretive to our net earnings for the balance of 2011 and beyond.”
About Roadrunner Transportation Systems, Inc.
Roadrunner Transportation Systems is a leading asset-light transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload, transportation management solutions and intermodal solutions, and domestic and international air. For more information, please visit Roadrunner’s website, www.rrts.com.
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Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the ability to obtain revenue enhancements from this transaction and those other risks that are described from time to time in the company’s SEC filings.
CONTACTS: Peter Armbruster,
Chief Financial Officer, 414-615-1648
Email: ir@rrts.com
Marilyn Vollrath,
Vollrath Associates 414-221-0217
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